EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2016
Third Quarter Results

LED sales represents record 75% of lighting product revenue;
Gross margin reaches 28% - its highest level in eight quarters

MANITOWOC, Wis. - February 9, 2016 - Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today, announced financial results for its fiscal 2016 third quarter ended December 31, 2015.

Operating and Financial Highlights

•
Total revenue for the fiscal 2016 third quarter was $16.8 million, a decrease of $9.3 million from $26.1 million in the prior-year period, while LED lighting product sales reached 75% of total lighting product revenue, which compared to 55% in the fiscal 2015 third quarter.

•
Gross profit for the fiscal 2016 third quarter increased 23.1% to $4.7 million from $3.8 million in the year ago period, and the fiscal 2016 third quarter gross margin increased to 28.1% compared to 14.6% in the prior-year period, and 18.5% in the fiscal 2016 second quarter.

•	As of December 31, 2015, Orion had a lighting backlog of $7.5 million in lighting orders, compared to a lighting backlog of $5.6 million as of September 30, 2015.

“Innovation continues to be a cornerstone of our ongoing success. During the quarter, LED sales as a percent of total lighting product revenue continued to increase. Our new LED high bay product offering gained significant traction during the quarter, and our forthcoming higher-margin LDR platform will further validate our innovation strategy. Furthermore, our margin expansion efforts continue to bear fruit as we achieved an aggregate gross margin of 28%, our highest in eight quarters,” said John Scribante, Chief Executive Officer.

“As we move towards the final months of our fiscal year, we believe the opportunity ahead of Orion is great and we remain laser focused on executing our strategy to build our pipeline and drive efficiencies throughout the organization to deliver top- and bottom-line growth,” Scribante said.

Financial Results Review

Fiscal 2016 Third Quarter

Revenue: Total revenue for the fiscal 2016 third quarter was $16.8 million, a decrease of $9.3 million from $26.1 million in the prior-year period. Total product sales for the fiscal 2016 third quarter were $16.1 million, a 31.9% decrease compared to $23.6 million in the prior-year period. Traction with Orion’s new LED high bay product offering was offset during the quarter by reduced customer spending activity in the industrial sector as a result of macro-economic uncertainty related to commodity prices and foreign exchange rates, as well as capital expenditure push outs of large national account projects.

LED Lighting Revenue: LED lighting product sales were $12.0 million in the fiscal 2016 third quarter compared to $12.7 million in the prior-year period, reflecting 75% of total lighting product revenue compared to 55% in the fiscal 2015 third quarter.

Gross Margin: The fiscal 2016 third quarter gross margin was 28.1% compared to 14.6% in the prior-year period and 18.5% in the fiscal 2016 second quarter, reflecting a 1,350 basis point and 960 basis point improvement, respectively. Gross margins were positively impacted by a mix shift to higher margin products, a reduction in LED component costs, and an improvement in manufacturing expenses.

Net Loss: The Company reported a net loss for the fiscal 2016 third quarter of $2.0 million, or $0.07 per share, compared to net loss of $4.7 million, or $0.21 per share, in the prior-year period.

Fiscal 2016 First Nine Months

Revenue: Total revenue was $49.1 million for the first nine months of fiscal 2016, a decrease of $3.8 million from $52.8 million in the prior-year period. Total product sales for the first nine months of fiscal 2016 was $46.9 million, a 3.4% decrease compared to $48.5 million in the prior-year period.

Gross Margin: Gross margin was 23.2% for the first nine months of fiscal 2016 compared to (7.8)% in the prior-year period, which included the impact of a non-cash impairment charge of approximately $12.1 million. Total gross margin excluding these charges was 15.2% for the first nine months of fiscal 2015.

Net Loss: The Company reported a net loss for the fiscal 2016 nine months of $9.3 million, or $0.34 per share, compared to net loss of $27.4 million, or $1.26 per share, in the prior-year period.

Balance Sheet Review

Cash and Borrowings: Orion had $17.5 million in cash and cash equivalents as of December 31, 2015, compared to $4.8 million at December 31, 2014. As of December 31, 2015, the Company had $5.0 million in borrowings outstanding on its line of credit.

Working Capital: The Company’s working capital as of December 31, 2015 was $34.1 million, consisting of $51.1 million in current assets and $17.0 million in current liabilities, compared to $21.6 million, consisting of $46.3 million in current assets and $24.7 million in current liabilities, at December 31, 2014.

Net Cash from Operations: The Company reported cash flow generated from operating activities of $2.0 million during the fiscal 2016 third quarter, compared to a $5.1 million use of cash from operations during the prior-year period.

Total Debt: Orion’s total debt was $6.5 million at December 31, 2015, compared to $4.4 million at December 31, 2014.

Management Outlook for Remainder of Fiscal Year 2016

Scribante commented, “We are making progress with our strategic initiatives to build pipeline, enhance our product portfolio, enter new markets, and drive significant growth and margin expansion. However, we have seen some weakening in demand given the uncertainty in the economy and are tempering our expectations.”

“As a result, we now expect revenue to be relatively flat year-over-year largely due to the slowdown in the industrial manufacturing sector, which may negatively impact our results further in the fiscal fourth quarter. Furthermore, while we expect trailing-twelve-month EBITDA profitability to trend positively and continued improvement in EPS, the timeline to achieve our initial targets will be dependent on the strength of the industrial markets. We are, however, maintaining our view that we will deliver significant year-over-year improvement in gross margins, achieving gross margins in the low-twenties for the full fiscal year. And lastly, we have achieved our target of positive cash flow from operations in our fiscal third quarter as a result of our margin improvement and enhanced working capital management,” concluded Scribante.

Explanation of Non-GAAP Financial Measures

The company reports financial results in accordance with generally accepted accounting principles, or GAAP. This press release includes certain non-GAAP financial measures to supplement this GAAP information. Orion uses certain non-GAAP financial measures to enable it to analyze its performance and financial condition. Orion believes EBITDA and adjusted gross margin can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of its financial performance and prospects for the future.  The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Additional information regarding the non-GAAP financial measures presented herein is as follows:

* Adjusted gross profit consists of GAAP gross profit adjusted to exclude the impact of non-cash impairment charges.

* Adjusted operating loss consists of GAAP operating loss adjusted to exclude the impact of non-cash impairment charges.

* Adjusted net income consists of GAAP net income adjusted to exclude the impact of non-cash impairment charges.

* Adjusted EBITDA adjusts GAAP net income available to common stockholders for the items considered in adjusted net income as well as (a) depreciation and amortization, (b) net interest expense and (c) income tax expense.

Conference Call
Orion will discuss these results in a conference call on February 9, 2016, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

The Company will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.orionlighting.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through February 16, 2016. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 36853864.

About Orion Energy Systems
Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's 100+ granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement
Certain matters discussed in this press release, including under our "Outlook" section are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our continued expected negative cash flows from operations during the remainder of fiscal 2016 and the resulting impact on the level of our available cash, coupled with our limited borrowing capacity under our bank line of credit; (ii) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (iii) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (iv) our ability to compete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (v) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (vi) our ability to realize expected cost savings from our transition to focusing on new LED technologies; (vii) our ability to successfully complete and fund potential future acquisitions; (viii) our ability to effectively manage the growth of our business, including expansion of our business internationally through our Orion distribution services division; (ix) adverse developments with respect to litigation and other legal matters that we are subject to; (x) our failure to comply with the covenants in our revolving credit agreement; (xi) increasing duration of customer sales cycles; (xii) fluctuating quarterly results of operations as we focus on new LED technologies; (xiii) the market acceptance of our products and services; (xiv) our ability to recruit and hire sales talent to increase our in-market sales; (xv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xvi) loss of one or more key customers or suppliers, including key contacts at such customers; (xvii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xviii) our ability to effectively manage the credit risk associated with our debt funded Orion Throughput Agreement contracts; (xix) a reduction in the price of electricity; (xx) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xxi) increased competition from government subsidies and utility incentive programs; (xxii) the availability of additional debt financing and/or equity capital; (xxiii) potential warranty claims; and (xxiv) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company's Web site.

Investor Relations Contacts:
Bill Hull
Chief Financial Officer
Orion Energy Systems, Inc.
(312) 660-3575

Victoria Sivrais
Clermont Partners
(312) 690-6004
vsivrais@clermontpartners.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2015	2014	2015
Product revenue	$23,646	$16,094	$48,534	$46,872
Service revenue	2,492	657	4,309	2,195
Total revenue	26,138	16,751	52,843	49,067
Cost of product revenue	20,293	11,574	53,512	35,988
Cost of service revenue	2,021	468	3,451	1,700
Total cost of revenue	22,314	12,042	56,963	37,688
Gross (loss) profit	3,824	4,709	(4,120)	11,379
Operating expenses:
General and administrative	3,816	3,861	11,328	11,135
Sales and marketing	3,771	2,409	10,016	8,112
Research and development	889	381	1,874	1,244
Total operating expenses	8,476	6,651	23,218	20,491
Loss from operations	(4,652)	(1,942)	(27,338)	(9,112)
Other income (expense):
Interest expense	(62)	(71)	(235)	(223)
Dividend and interest income	69	27	246	107
Total other income (expense)	7	(44)	11	(116)
Loss before income tax	(4,645)	(1,986)	(27,327)	(9,228)
Income tax expense	18	18	41	28
Net loss	$(4,663)	$(2,004)	$(27,368)	$(9,256)
Basic net loss per share	$(0.21)	$(0.07)	$(1.26)	$(0.34)
Weighted-average common shares outstanding	21,882,741	27,671,633	21,791,184	27,584,288
Diluted net loss per share	$(0.21)	$(0.07)	$(1.26)	$(0.34)
Weighted-average common shares outstanding	21,882,741	27,671,633	21,791,184	27,584,288

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2015	2014	2015
Cost of product revenue	$16	$9	$40	$29
General and administrative	300	327	910	902
Sales and marketing	139	74	281	210
Research and development	10	19	19	25
Total	$465	$429	$1,250	$1,166

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2015	2015
Assets
Cash and cash equivalents	$20,002	$17,458
Accounts receivable, net	18,263	14,632
Inventories, net	14,283	18,435
Deferred contract costs	90	46
Prepaid expenses and other current assets	2,407	528
Total current assets	55,045	51,099
Property and equipment, net	21,223	19,186
Goodwill	4,409	4,409
Other intangible assets, net	6,335	5,371
Long-term accounts receivable	426	150
Other long-term assets	367	214
Total assets	$87,805	$80,429
Liabilities and Shareholders’ Equity
Accounts payable	$11,003	$12,020
Accrued expenses and other	5,197	3,471
Deferred revenue, current	287	361
Current maturities of long-term debt and capital leases	1,832	1,164
Total current liabilities	18,319	17,016
Revolving credit facility	2,500	4,973
Long-term debt, less current maturities and capital leases	722	316
Deferred revenue, long-term	1,231	1,042
Other long-term liabilities	522	538
Total liabilities	23,294	23,885
Shareholders’ equity:
Additional paid-in capital	150,516	151,831
Treasury stock	(36,049)	(36,075)
Shareholder notes receivable	(4)	(4)
Retained deficit	(49,952)	(59,208)
Total shareholders’ equity	64,511	56,544
Total liabilities and shareholders’ equity	$87,805	$80,429

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended December 31,
	2014	2015
Operating activities
Net loss	$(27,368)	$(9,256)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,154	2,320
Amortization of long-term assets	1,106	1,055
Stock-based compensation expense	1,250	1,166
Impairment on assets	12,130	—
(Gain) loss on sale of property and equipment	(4)	18
Provision for inventory reserves	224	41
Provision for bad debts	236	245
Other	108	56
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(1,856)	3,660
Inventories, current and long-term	(2,975)	(4,192)
Deferred contract costs	(80)	44
Prepaid expenses and other assets	(3,645)	1,951
Accounts payable	8,090	1,017
Accrued expenses	721	(1,333)
Deferred revenue	(308)	(117)
Net cash used in operating activities	(10,217)	(3,325)
Investing activities
Purchase of property and equipment	(1,647)	(302)
Purchase of short-term investments	(2)	—
Additions to patents and licenses	(61)	(6)
Proceeds from sales of property, plant and equipment	1,040	—
Net cash used in investing activities	(670)	(308)
Financing activities
Payment of long-term debt and capital leases	(2,692)	(1,450)
Proceeds from long-term debt	446	—
Proceeds from revolving credit facility	—	47,996
Payment of revolving credit facility	—	(45,523)
Proceeds from repayment of shareholder notes	11	—
Proceeds from issuance of common stock, net of issuance costs	—	(1)
Repurchase of common stock into treasury	—	(20)
Deferred financing costs	(75)	—
Net proceeds from exercise of warrants and employee stock options	384	87
Net cash (used in) provided by financing activities	(1,926)	1,089
Net decrease in cash and cash equivalents	(12,813)	(2,544)
Cash and cash equivalents at beginning of period	17,568	20,002
Cash and cash equivalents at end of period	$4,755	$17,458

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO NON-GAAP ADJUSTED EBITDA
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2015	2014	2015

Revenue	$26,138	$16,751	$52,843	$49,067
Gross (Loss) Profit $	3,824	4,709	(4,120)	11,379
Gross Profit %	14.6%	28.1%	(7.8)%	23.2%

Adjustments to Gross (Loss) Profit
Non-cash Impairment	—	—	(12,130)	—

Adjusted Gross Profit	3,824	4,709	8,010	11,379
Adjusted Gross Profit %	14.6%	28.1%	15.2%	23.2%

Adjusted Operating Loss	(4,652)	(1,942)	(15,208)	(9,112)

Adjusted Net Loss	(4,663)	(2,004)	(15,238)	(9,256)
Depreciation and Amortization	986	1,083	3,162	3,291
Net Interest Expense (Income)	(7)	44	(11)	116
Income Tax Expense	18	18	41	28

Adjusted EBITDA	(3,666)	(859)	(12,046)	(5,821)

Adjusted Net Loss Per Share	$(0.21)	$(0.07)	$(0.70)	$(0.34)

Fully-diluted Shares	21,882,741	27,671,633	21,791,184	27,584,288